Filed Pursuant to Rule 433
Registration Statement Nos. 333-133363
333-133363-03
May 5, 2008
PRICING TERM SHEET

Issuer:	ConocoPhillips

Guarantor:	ConocoPhillips Company

Ratings:	A1 (Moody’s); A (S&P); A (Fitch)

Issue of Securities:	4.40% Notes due 2013

Principal Amount:	$400,000,000

Coupon:	4.40%

Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing on November 15, 2008

Maturity:	May 15, 2013

Treasury Benchmark:	3.125% due April, 2013

U.S. Treasury Price:	99-30

U.S. Treasury Yield:	3.139%

Spread to Treasury:	1.300%

Re-offer Yield:	4.439%

Initial Price to Public:	per Note: 99.825%; Total: $399,300,000

Optional Redemption:	At any time for an amount equal to the principal amount of the notes redeemed plus a make-whole premium and accrued but unpaid interest to the redemption date.

Make-Whole Premium:	T + 20 bps

Settlement Date:	May 8, 2008

Joint Book-Runners:	Citigroup Global Markets Inc. ($52,000,000)
Greenwich Capital Markets, Inc. ($52,000,000)
J.P. Morgan Securities Inc. ($52,032,000)

Co-Managers:	Banc of America Securities LLC ($52,000,000)
Barclays Capital Inc. ($52,000,000)
BNP Paribas Securities Corp. ($11,664,000)
Calyon Securities (USA) Inc. ($11,664,000)
Credit Suisse Securities (USA) LLC ($11,664,000)
Daiwa Securities America Inc. ($11,664,000)
Deutsche Bank Securities Inc. ($11,664,000)
DnB NOR Markets, Inc. ($11,664,000)
HSBC Securities (USA) Inc. ($11,664,000)
ING Financial Markets LLC ($11,664,000)
Mitsubishi UFJ Securities International plc ($11,664,000)
Mizuho Securities USA Inc. ($11,664,000)
SG Americas Securities, LLC ($11,664,000)
UBS Securities LLC ($11,664,000)
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at1-800-831-9146 or by calling Greenwich Capital Markets, Inc. toll-free at 1-866-884-2071.

Issuer:	ConocoPhillips

Guarantor:	ConocoPhillips Company

Ratings:	A1 (Moody’s); A (S&P); A (Fitch)

Issue of Securities:	5.20% Notes due 2018

Principal Amount:	$500,000,000

Coupon:	5.20%

Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing on November 15, 2008

Maturity:	May 15, 2018

Treasury Benchmark:	3.500% due February, 2018

U.S. Treasury Price:	97-05

U.S. Treasury Yield:	3.851%

Spread to Treasury:	1.350%

Re-offer Yield:	5.201%

Initial Price to Public:	per Note: 99.991%; Total: $499,955,000

Optional Redemption:	At any time for an amount equal to the principal amount of the notes redeemed plus a make-whole premium and accrued but unpaid interest to the redemption date.

Make-Whole Premium:	T + 20 bps

Settlement Date:	May 8, 2008

Joint Book-Runners:	Citigroup Global Markets Inc. ($65,000,000)
Greenwich Capital Markets, Inc. ($65,000,000)
Banc of America Securities LLC ($65,040,000)

Co-Managers:	Barclays Capital Inc. ($65,000,000)
J.P. Morgan Securities Inc. ($65,000,000)
BNP Paribas Securities Corp. ($14,580,000)
Calyon Securities (USA) Inc. ($14,580,000)
Credit Suisse Securities (USA) LLC ($14,580,000)
Daiwa Securities America Inc. ($14,580,000)
Deutsche Bank Securities Inc. ($14,580,000)
DnB NOR Markets, Inc. ($14,580,000)
HSBC Securities (USA) Inc. ($14,580,000)
ING Financial Markets LLC ($14,580,000)
Mitsubishi UFJ Securities International plc ($14,580,000)
Mizuho Securities USA Inc. ($14,580,000)
SG Americas Securities, LLC ($14,580,000)
UBS Securities LLC ($14,580,000)
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or by calling Greenwich Capital Markets, Inc. toll-free at 1-866-884-2071.

Issuer:	ConocoPhillips

Guarantor:	ConocoPhillips Company

Ratings:	A1 (Moody’s); A (S&P); A (Fitch)

Issue of Securities:	5.90% Notes due 2038

Principal Amount:	$600,000,000

Coupon:	5.90%

Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing on November 15, 2008

Maturity:	May 15, 2038

Treasury Benchmark:	5.000% due May, 2037

U.S. Treasury Price:	106-24

U.S. Treasury Yield:	4.577%

Spread to Treasury:	1.350%

Re-offer Yield:	5.927%

Initial Price to Public:	per Note: 99.622%; Total: $597,732,000

Optional Redemption:	At any time for an amount equal to the principal amount of the notes redeemed plus a make-whole premium and accrued but unpaid interest to the redemption date.

Make-Whole Premium:	T + 20 bps

Settlement Date:	May 8, 2008

Joint Book-Runners:	Citigroup Global Markets Inc. ($78,000,000)
Greenwich Capital Markets, Inc. ($78,000,000)
Barclays Capital Inc. ($78,048,000)

Co-Managers:	Banc of America Securities LLC ($78,000,000)
J.P. Morgan Securities Inc. ($78,000,000)
BNP Paribas Securities Corp. ($17,496,000)
Calyon Securities (USA) Inc. ($17,496,000)
Credit Suisse Securities (USA) LLC ($17,496,000)
Daiwa Securities America Inc. ($17,496,000)
Deutsche Bank Securities Inc. ($17,496,000)
DnB NOR Markets, Inc. ($17,496,000)
HSBC Securities (USA) Inc. ($17,496,000)
ING Financial Markets LLC ($17,496,000)
Mitsubishi UFJ Securities International plc ($17,496,000)
Mizuho Securities USA Inc. (17,496,000)
SG Americas Securities, LLC ($17,496,000)
UBS Securities LLC ($17,496,000)
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or by calling Greenwich Capital Markets, Inc. toll-free at 1-866-884-2071.